EXHIBIT 99.1

Northstar Neuroscience Announces Updated Timeline for EVEREST Pivotal Trial Data Analysis and Planned PMA Submission

SEATTLE—(BUSINESS WIRE)—November 13, 2007—Northstar Neuroscience, Inc. (NASDAQ: NSTR), a medical device company developing therapies for the treatment of neurological diseases and disorders, today announced an updated timeline related to data analysis of its EVEREST pivotal trial for stroke motor recovery and its planned PMA submission. After recent communications with the FDA, the Company now expects to unblind EVEREST data and announce four-week primary endpoint results in January 2008, and to submit its pre-market approval application, or PMA, including 24-week secondary endpoint data and other outcome measures, early in the second quarter of 2008.

Previously, the Company planned to submit a PMA to the FDA by the end of this year based on statistical analysis of the four-week primary endpoint data from its EVEREST clinical trial, and to provide 24-week and other secondary outcome measure analyses as an amendment to the PMA in the second quarter of 2008. Based on recent communications from the FDA regarding the data it will require in the PMA at the time of submission, the Company now intends to include statistical analysis of safety and efficacy results through 24 weeks in its PMA. Additionally, as directed by the FDA, Northstar will remain blinded to all EVEREST efficacy results until sufficient 24-week data for the PMA submission has been collected.

“While we are disappointed that we will be unable to unblind and share the primary endpoint data for the EVEREST trial before the end of this year, we recognize the importance of working with the FDA and believe our plan enables us to move forward in a timely manner with a comprehensive data set,” commented John Bowers, Northstar’s President and CEO. “This trial is a landmark study in the field of stroke recovery, and we expect it to yield a wealth of information for the clinical community. Under this plan, we will be able to share primary safety and efficacy data early next year, and communicate 24-week and other outcome measure analyses early in the second quarter.”

Northstar also announced that it will hold a conference call starting at 5:00 p.m. Eastern (2:00 p.m. Pacific) on Tuesday, November 13, 2007 to discuss plans for EVEREST data analysis and PMA submission. The conference call will be concurrently webcast.

To listen to the conference call on your telephone, please dial 1-866-383-8108 (US/Canada) or 1-617-597-5343 (International) and use the participant code “20717295” approximately ten minutes prior to the start time. To access the live audio broadcast or the subsequent archived recording, visit the Northstar Neuroscience website at www.northstarneuro.com under the investor relations section.

About Northstar Neuroscience

Northstar Neuroscience is a medical device company focused on developing neurostimulation therapies to treat neurological injury, disorder and disease. Northstar’s proprietary Renovatm Cortical Stimulation System is an investigational device that delivers targeted electrical stimulation to the outer surface of the brain—the cerebral cortex. The Renova system is currently under investigation for several indications, including stroke motor recovery, aphasia, tinnitus and depression. For more information, visit www.northstarneuro.com.

About the EVEREST Pivotal Trial

EVEREST is a national, multi-center, single-blinded, randomized clinical trial investigating whether Northstar’s proprietary Cortical Stimulation System(a), in conjunction with physical rehabilitation, improves hand and arm function in stroke survivors compared to those receiving physical rehabilitation alone. The trial is being conducted at 21 leading stroke centers throughout the United States.

(a) CAUTION: Investigational Device. Limited by Federal Law (U.S.) to investigational use. The results of the EVEREST study have not been shared with the FDA and there can be no definitive claims of safety and effectiveness until the FDA has reviewed and approved the labeling for this product.

This release contains information about management’s view of our future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the results of any of our clinical trials, including the results of the EVEREST clinical trial, our ability to release EVEREST clinical trial data by January 2008, our ability to submit a PMA in the second quarter of 2008, the timing of release of results related to any of our other clinical trials, our ability to complete our ongoing or any future clinical trials, or decisions whether to conduct additional clinical trials, and delays in conducting or completing any of our clinical trials. Results from our feasibility trials may not be indicative of success in any later clinical trials involving larger numbers of patients. We encourage you to review other factors that may affect our future results in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2007 and in other documents and reports we file periodically with the Securities and Exchange Commission.

Investors:

Northstar Neuroscience, Inc.

Ray Calvert, 206-902-1930

Vice President, Finance/CFO

ir@northstarneuro.com

or

Westwicke Partners

Mark Klausner, 410-321-9651

mark.klausner@westwickepartners.com

or

Media:

Schwartz Communications

Wendy Ryan / Julia Maslen, 781-684-0770

northstar@schwartz-pr.com

SOURCE: Northstar Neuroscience